CODE OF ETHICS

CORSAIR CAPITAL MANAGEMENT, L.P.

CORSAIR CAPITAL ADVISORS, L.L.C.

CORSAIR SELECT ADVISORS, L.L.C.

CORSAIR OPERATIONS MANAGEMENT, L.P.

366 Madison Avenue, 12th Floor
New York, New York 10017

JANUARY 2015

CORSAIR CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of Corsair Capital Management, L.P., Corsair Capital Advisors, L.L.C., Corsair Select Advisors, L.L.C., and Corsair Operations Management, L.P. (collectively referred to as the “Firm” or “Corsair”). The Firm has established the Code in order to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

As it relates to Rule 17j-1 of the Investment Company Act, the purpose of the Code is to establish standards and procedures that are reasonably designed for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Firm may abuse their fiduciary duties to the Firm or any of the funds or other accounts managed by the Firm and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. As it relates to Section 204A of the Advisers Act, the purpose of the Code is to establish procedures that are reasonably designed to prevent the misuse of material non-public information in violation of the federal securities laws by persons associated with the Firm.

All employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees.

All employees must receive and review any amendments or updates to the Code and provide a written acknowledgement to the Chief Compliance Officer that such employee has been provided with, read and understood any such amendment or update to the Code.
Any questions about the matters covered by this Code should be addressed to the Chief Compliance Officer.

Reference to “employees” throughout this Code shall include Jay Petschek, Steven Major and all partners, members, employees, officers and directors of the Firm. References to the “Portfolio Managers” shall mean Jay Petschek and Steven Major.

The scope of the Code and its operation reflect the fact that a separate code of ethics (the “Registered Fund Code”) has been adopted by Corsair Opportunity Fund (the “Registered Fund”). The provisions of the Registered Fund Code are applicable to the Registered Fund and its “Covered Persons.” Covered Persons" means: (1) the trustees and the officers of the Registered Fund; (2) any person who, in connection with his regular functions or duties, participates in the selection of, or regularly obtains information regarding, the securities currently being purchased, sold or considered for purchase or sale by the Registered Fund; and (3) any natural person in a control relationship to the Registered Fund or its investment adviser who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of securities by the Registered Fund; provided, however, the term "Covered Persons" does not include persons who are subject to this Code.

Notwithstanding anything to the contrary herein, all Exhibits, forms, acknowledgements and consents that employees are required to complete in accordance with this Code are to be submitted electronically through Corsair’s Compliance11 platform (“Compliance11”).

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, the Firm recognizes that it has a fiduciary duty to the investors in the private investment funds, the registered investment companies, and other account(s) managed or sub-advised by the Firm (each an “Account” and collectively, the “Accounts”), and that all employees must conduct their business in a manner that enables the Firm to fulfill this fiduciary duty. The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act, the Investment Company Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws. The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust. In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act and the Investment Company Act to be applicable only to “access persons” (as defined in Section 6.1) shall be applicable to all of the Firm’s employees.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her. An employee should consult the Chief Compliance Officer if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1	Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and securities trading information relating to such clients. The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved. In addition, the Firm desires to ensure that employees are focusing their time and energy on investments for the Accounts and not on personal investments.
The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1.2	Statement of Policy

The Firm believes that its employees should devote their full-time best efforts to servicing the needs of the Accounts. In order to ensure that employees are putting forth this effort, the Firm generally prohibits employees from purchasing equity securities and strongly discourages employees from engaging in any short-term trading, or trading on margin, trading commodities, futures, options, derivatives or other volatile securities or financial instruments with respect to their Personal Accounts (as defined below). The Firm believes that this policy will enable employees to dedicate their full-time attention to servicing the Accounts, rather than monitoring their own portfolios. The Firm has adopted the following policies and procedures with respect to trading in securities by employees.

(a)        Restricted List.The Firm will keep a list of all companies (the “Restricted List”) for which the Firm is in possession of material, non-public information (each such company, a “Restricted Company”). The Chief Compliance Officer and the Portfolio Managers will maintain, update and/or identify companies on the Restricted List. With respect to any request to engage in a transaction involving a Personal Account (as defined below), the Chief Compliance Officer will not approve any purchase or sale of a security (or any derivative thereof) issued by any Restricted Company. The procedures for establishing, maintaining and updating the Restricted List are set forth in Section 1.4 below.

(b)        Personal Accounts. The personal trading and reporting requirements set forth in this Section 1.2 apply to all “Personal Accounts.” The term “Personal Account” means any securities account (i) in which an employee has any “beneficial ownership,” and includes any securities account of an employee’s spouse or child (including stepchild) living in the employee’s household or (ii) over which an employee or the spouse or child of such employee living in the same household as such employee exercises any investment control. An employee is deemed to have “beneficial ownership” if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account. A Personal Account shall not include any separately managed account for which the Firm provides investment management services, unless such account is owned by Jay Petschek, Steven Major, or their respective spouses or children.

(c)        Personal Securities Transactions. Employees are generally prohibited from purchasing equity securities, other than any equity security set forth in Section 1.3(f)(i) through (v) below and ETFs or ETNs. Without limiting the foregoing, no transactions involving a Personal Account may be engaged in without the prior written consent of the Firm’s Chief Compliance Officer, in consultation with one of the Portfolio Managers, except for certain transactions in those securities and financial instruments set forth in Section 1.3(f)(i) through (v) below and ETFs or ETNs (collectively, “Exempted Securities”). However, prior written approval is required to sell an Exempted Security within 6 months of purchasing such Exempted Security. Prior written approval is also required to sell short an Exempted Security within 6 months of purchasing such Exempted Security or other substantially similar Exempted Security (e.g., selling short a gold ETF within 6 months of purchasing gold futures). Requests to engage in any transaction involving a Personal Account must be submitted to the Chief Compliance Officer (or his designee) through Compliance11 by completing an Investment Pre-Clearance Form containing the information requested in Exhibit 1. Approval to purchase or sell a particular security shall be valid only on the date such approval is granted by the Chief Compliance Officer (unless otherwise specified on the pre-clearance form by the Chief Compliance Officer). The Chief Compliance Officer must obtain the permission of one of the Portfolio Managers in order to engage in any such personal securities transaction involving any Personal Account of the Chief Compliance Officer. For purposes of this policy, approval in writing may include email correspondence generated through Compliance11.

In exercising his discretion to grant or reject a proposed transaction involving a Personal Account, the Chief Compliance Officer, in consultation with one of the Portfolio Managers (or, in the case of a request by the Chief Compliance Officer, one of the Portfolio Managers), shall take the following guidelines into account:
(i)         Personal Accounts may not trade opposite of the Firm’s recommendations (except in limited situations where the employee, spouse or child is suffering a financial hardship);

(ii)        Personal Accounts may not engage in “front-running” of client accounts, which is a practice generally understood to be personally trading ahead of client accounts;

(iii)       Personal Accounts may not purchase or sell a security that is in the process of being purchased or sold, respectively, by an Account until such Account has completed its purchase or sale of such securities, unless the Chief Compliance Officer, in consultation with one of the Portfolio Managers, consents; and

(iv)       as a general matter, Personal Accounts should not be engaged in short-term (less than 1 year) trading of securities.

(d)        Initial Public Offerings / Private Placements.No Personal Accounts can acquire a beneficial ownership in any security in an initial public offering or in a limited offering (i.e., a private placement) without the prior written consent of the Chief Compliance Officer (or, if the Chief Compliance Officer is unavailable, the Chief Compliance Officer’s designee). The Chief Compliance Officer must obtain the prior written consent of a Portfolio Manager before his acquisition of any such security. For purposes of this policy, approval in writing may include email correspondence generated through Compliance11. Employees (or the spouse or child of the employee living in the same household as such employee) wishing to acquire beneficial ownership in any security in an initial public offering or in a limited offering (i.e., a private placement) must complete and submit an Investment Request Form to the Chief Compliance Officer for approval. In any case where an employee is permitted to participate in such personal securities transaction, the Chief Compliance Officer or a Portfolio Manager, as applicable, shall document the reasons for permitting such transaction.

(e)        Insider Information.It is the employee’s responsibility to adhere to the following guidelines:

(i)         PROHIBITION ON INSIDER TRADING – The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the Chief Compliance Officer (or, if the Chief Compliance Officer is unavailable, the Chief Compliance Officer’s designee), and should generally opt against taking an action in respect of the securities of such company. For a complete description of the Firm’s policy with respect to Insider Trading, please see the Firm’s Compliance Policies and Procedures Manual.

(ii)        EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

1.3	Monitoring Procedures

(a)        Commencement of Employment. Within ten (10) days of commencing employment, each employee must complete a holdings report (the “Holdings Report”) (containing the information requested in Exhibit 2 hereto) that identifies (i) the names of any brokerage firms, dealers or banks with which the employee or his or her immediate family members living in the employee’s household has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which securities are beneficially owned for such persons, or for which the employee has investment discretion, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held in such accounts. All information must be submitted through Compliance11 and must be current as of a date no more than forty-five (45) days prior to the date of submitting such information. Employees should note that this Section 1.3 covers all immediate family members living in the employee’s household (e.g., spouses, children, parents, brothers and sisters) and thus is broader than the family members covered by Section 1.2. Following the submission of the initial Holdings Report, all subsequent Holdings Reports will be generated through Compliance11.

(b)        Discretionary Accounts.The Firm requires that each employee arrange for duplicate broker trade confirmations and account statements to be sent to the Chief Compliance Officer (or the Chief Compliance Officer’s designee) for all personal accounts in which the employee (or any of his or her immediate family members living in the same household) has a beneficial interest or for which the employee has investment discretion by no later than thirty (30) days after the end of each calendar quarter. Instructions for obtaining duplicate copies of trade confirmations and account statements are provided in Compliance11.

(c)        Annual Certification of Holdings Reports. At least once during each 12-month period of employment, and no later than forty-five (45) days after the end of each calendar year, each employee must, through Compliance11, submit a certification of his or her current Holdings Report generated by Compliance11 to the Chief Compliance Officer (or the Chief Compliance Officer’s designee). All information must be current as of a date no more than forty-five (45) days prior to the date of submitting such information. The Holdings Report must be submitted annually by each employee, even if an employee has no securities transactions or accounts to report.

(d)        Non-Discretionary Accounts. In the case of an employee (or a member of an employee’s immediate family living in the same household as the employee) having an existing brokerage securities account managed by an outside money manager in which the employee has no investment discretion with respect to investment decisions made with respect to such securities account, the Firm may, in the discretion of the Chief Compliance Officer or one of the Portfolio Managers, exempt such account from the policies and procedures set forth herein.

(e)        Review of Employee Reports. A file is maintained for each employee that contains each employee’s Holdings Reports, duplicate trade confirmations and account statements and documentation with respect to all requests for permission to make a securities trade and whether such approval was granted or denied. At the end of each quarter, the Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall review the Holdings Reports or duplicate trade confirmations and account statements, as applicable, against the documentation granting or denying such employee’s requests to make a securities trade. Such reports are also compared against the Restricted List. The Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall create an exception report for all trades made without appropriate permission and for trades in the securities of a company on the Restricted List. The Chief Compliance Officer will closely monitor employees’ investment patterns to detect abuses of the Firm’s personal securities trading policy. One of the Portfolio Managers will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Firm’s personal securities trading policy.

(f)        Definitions. For purposes of the pre-approval and monitoring procedures, the terms “security” and “securities” shall not include: (i) direct obligations of the government of the United States; (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or mutual funds whose principal underwriters are affiliates of the Firm; and (v) shares issued by unit investment trusts that are exclusively invested in one or more open-end mutual funds, none of which is a mutual fund that is managed by the Firm or its affiliates or a mutual fund whose principal underwriters are affiliates of the Firm.

(g)        Exceptions. The Chief Compliance Officer may make exceptions to this trading policy on a case-by-case basis. The Chief Compliance Officer will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

(h)        Family Members. It is the employee’s responsibility to make sure his or her immediate family members living in the same household as such employee are aware of the policies applicable to them.

1.4	Restricted List

If any Firm employee receives a proposed non-disclosure agreement or confidentiality agreement from a company or a broker or other intermediary (e.g., in connection with a private placement or financing transaction), such employee must promptly forward such agreement to the Chief Compliance Officer. The Chief Compliance Officer will coordinate a legal review of such agreement. If the Firm enters into such an agreement, the Chief Compliance Officer will update the Restricted List to include the applicable company. In addition, if any Firm employee receives information in respect of any company which may constitute material, non-public information, such employee shall immediately contact the Chief Compliance Officer. The Chief Compliance Officer, together with Firm counsel (to the extent necessary), shall make a determination as to whether such information constitutes material, non-public information and update the Restricted List, as appropriate. If any employee receives information regarding a company and has any doubt as to whether such information constitutes material, non-public information, such employee should immediately contact the Chief Compliance Officer.

The Chief Compliance Officer maintains the Restricted List.

The identity of the companies on the Restricted List, and all information about a company revealed as a result of a relationship between such company and the Firm, is to be kept in strict confidence. Accordingly, any discussions concerning such matters should be confined to other employees of the Firm who need to know such information and service providers with which the Firm has a business relationship who need to know such information for legitimate business reasons. These requirements are designed to protect an employee and the Firm from breaches of statutory and fiduciary requirements concerning permissible trading practices and disclosure of non-public information.

The Firm will restrict access to files likely to contain material, non-public information about the companies and other entities listed on the Restricted List. Only those employees with a need to know such information will be granted access to such files. See the sections entitled “Insider Trading” and “Information Security Program” in the Firm’s Compliance Policies and Procedures Manual.

The determination of when a company should be removed from the Restricted List shall be made on a case-by-case basis by the Chief Compliance Officer, the employee in charge of the position or prospective position, and, if necessary, Firm counsel.

1.5	Effect of Violation

Employees who violate this policy will be subject to disciplinary action by the Firm, which may include disgorgement of profits, censures, suspensions (with or without pay), fines or immediate termination.

SECTION II

GIFTS AND ENTERTAINMENT

2.1	Statement of Policy

A conflict of interest occurs when the personal interest of employees interferes or could potentially interfere with their responsibilities to the Firm or its clients and investors. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

The prohibitions in Sections 2.2-2.4 do not apply to gifts, cash or entertainment with respect to persons with whom the employee has a family or other personal relationship that exists apart from his or her association with the Firm and such gifts, cash or entertainment are unrelated to the Firm or its business.

2.2	Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $250, from any investor, prospective investor, or person or entity that does or has been seeking to do business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer. No employee may give or offer to give any gift of more than de minimis value to any investor, prospective investor, or person or entity that does or has been seeking to do business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer. For the avoidance of doubt, a gift or service that is in the form of entertainment (including meals and sporting events) where the person providing the gift or service is present shall be covered by Section 2.4 below.

2.3	Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does or has been seeking to do business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.

2.4	Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or has been seeking to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value relative to any employee must be approved in advance by the Chief Compliance Officer.

2.5	Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the Chief Compliance Officer.

2.6	Payments or Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”) is a U.S. law that prohibits giving anything of value to a foreign (non-U.S.) official in order to influence the official in his or her official capacity, to induce the official to engage in any governmental act or decision, to induce the official to use his or her influence to affect a government decision or to assist a company in obtaining or retaining business. Many other countries have adopted anti-bribery laws that are similar to the FCPA. It is the Firm’s policy to strictly comply with the FCPA and any other similar laws that are applicable to the Firm and its employees.

Under the FCPA, the term “foreign official” is defined broadly to include any non-U.S. officers or employees of a government or a government entity (such as, any department, agency or instrumentality thereof) or anyone acting on behalf of a government or government entity, even if temporarily. Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds. In countries where government ownership of ostensibly private firms is common, it is important to remember that employees of such firms are foreign officials under the FCPA if the firm is owned or controlled by the government.

Firm employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official with the intent (i) to influence the foreign official to perform, or fail to perform, an official act or (ii) to reward or thank the foreign official for an official act performed or to be performed by that foreign official. In addition, employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official, if it reasonably could be expected to affect the outcome of a government decision. Importantly, the FCPA prohibits a company or person from using another company or individual (such as a consultant or placement agent) to engage in any activities that would be impermissible if performed directly.

Employees must obtain the prior written approval of the Chief Compliance Officer before paying, offering, promising, or authorizing any payment, gift or other thing of value (including meals, entertainment or travel-related expenses) to:

•	an officer or employee of any national, regional, local or other government entity (e.g., representatives of a sovereign wealth fund);

•	an elected foreign official (e.g., a mayor, legislator or city council member);

•
an officer or employee of any entity in which a foreign government owns or controls an interest (e.g., an employee of a foreign government-owned company, an employee of a sovereign wealth fund, or a foreign government-sponsored think tank);

•	a candidate for foreign political or elected foreign government office or a political party official (e.g., an official of the Communist Party of China);

•	an officer or employee of a public international organization (e.g., the World Bank, World Health Organization or United Nations); and

•
a private person acting in an official capacity for or on behalf of any foreign government, any foreign government entity or any public international organization (e.g., a consultant performing due diligence on behalf of a sovereign wealth fund).

The foregoing restrictions also apply to payments, including giving any gifts or meals or providing any entertainment to the family members of a foreign official, including, such foreign official’s spouse or partner, son or daughter, brother or sister, step-brother or step-sister, brother-in-law or sister-in-law, parent, parent-in-law, step-parent or anyone living in the same household as such foreign official.

Employees are also prohibited from making any charitable donation that (i) is requested by a foreign official, (ii) would support the activities of a foreign official or government entity or (iii) has some other connection with a foreign official, if such donation is part of an exchange of favors or to obtain some benefit for the Firm, even if the recipient is a bona fide charity. If a foreign official has promised any benefit or issued any threat in connection with a donation request, the request must be denied.

The Chief Compliance Officer may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA (or other legal) concerns.

2.7	DOL Form LM-10 – Gifts to Union Personnel

Investment advisers that provide gifts or entertainment to union personnel, including officers, agents, employees, other union representatives, and personnel associated with “Taft-Hartley” pension plans (i.e., union-affiliated pension plans that are subject to the Labor–Management Relations Act of 1947, as amended) may be required to file reports on DOL Form LM-10.

The Chief Compliance Officer is responsible for monitoring the Firm’s obligations (if any) to file Form LM-10. As such, employees are required to promptly notify the Chief Compliance Officer of any gifts or other benefits provided to union personnel (including, but not limited to, meals, receptions and dinners, golf outings, tickets to sporting events, invitations to holiday parties, and raffle prizes) whether from the Firm or from the employee’s personal funds.

The Chief Compliance Officer is responsible for determining whether a Form LM-10 reporting requirement has been triggered, and may consult with legal counsel in making such determinations. If the Firm has a Form LM-10 reporting requirement, the Chief Compliance
Officer will coordinate with outside legal counsel to prepare and file the Form LM-10 in a timely manner.

2.8	Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from any person or entity that does or has been seeking to do business with the Firm.

2.9	Reporting

Each employee must report any gifts or entertainment in excess of $50 received in connection with the employee’s employment to the Chief Compliance Officer. The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

Any request to give or receive a gift or entertainment requiring notice to, or approval by, the Chief Compliance Officer pursuant to this Section II must be submitted to the Chief Compliance Officer through Compliance11.

SECTION III

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

3.1	Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i)	defraud a client in any manner;

(ii)	mislead a client, including by making a statement that omits material facts;

(iii)	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv)	engage in any manipulative practice with respect to a client; or

(v)	engage in any manipulative practice with respect to securities, including price manipulation.

SECTION IV

REPORTING VIOLATIONS – WHISTLEBLOWER POLICY

4.1	Statement of Policy

The Firm believes that an effective compliance program requires an open line of communication between employees and senior management. Accordingly, if an employee reasonably believes in good faith that a violation of federal securities laws by the Firm or other employees has occurred, is ongoing or is about to occur, such employee (a “Reporting Person”) is encouraged to immediately notify the Chief Compliance Officer or the Portfolio Managers. Notice given by a Reporting Person should describe the violation or potential violation in as much detail as possible so that the Firm will have the ability to fully investigate the matter.

Any Reporting Person who submits a written report based on a reasonable, good faith belief that a violation of federal securities laws by the Firm or other employees has occurred, is ongoing or is about to occur will be protected from retaliation by the Firm for having made such report to the Chief Compliance Officer, the Portfolio Managers, or the SEC. More specifically, the Firm will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the good faith actions of such employee in (i) providing information regarding such a violation of the U.S. federal securities laws to the Chief Compliance Officer, the Portfolio Managers or the SEC, (ii) initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information, or (iii) making disclosures that are required or protected under federal securities laws. Notwithstanding the foregoing, making allegations in bad faith, without a reasonable basis, or with knowledge that such allegations are false, will be viewed as a serious offense and may result in discipline (including, without limitation, termination of employment/engagement) and other legal action by the Firm.

SECTION V

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

5.1	Statement of Policy

Each Firm employee is expected to devote his or her full-time, best efforts to the business and affairs of the Firm. Accordingly, the Firm prohibits employees from being employed by, rendering services to, or receiving payments in consideration for services from, any other entity or person while such employee is employed by the Firm without the prior written consent of the Chief Compliance Officer.

In addition, Firm employees are prohibited from serving on the board of directors of any business organization, other than a civic or charitable organization (unless their position in such organization involves investment decision-making or recommendations), without the prior written consent of the Chief Compliance Officer. The determination of an employee’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its clients. If such service is authorized, certain safeguards may be implemented in the discretion of the Chief Compliance Officer including, but not limited to, investment restrictions and/or isolating the employee serving from making investment decisions with respect to the business organization through a “Chinese Wall” or other procedure.

The Firm also discourages employees from serving on a creditors committee except as part of the employee’s duties at the Firm. Accordingly, an employee must obtain prior written approval from the Chief Compliance Officer prior to serving on a creditors committee.

Any request to engage in an activity requiring the consent of the Chief Compliance Officer pursuant this Section 5.1 must be submitted to the Chief Compliance Officer through Compliance11.

SECTION VI

BOOKS AND RECORDS

6.1	Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act and, to the extent applicable, Rule 17j-1 under the Investment Company Act. Such books and records shall include:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•
Holdings Reports made pursuant to the Code, including any brokerage confirmation and account statements submitted pursuant to Section 1.3(b), for at least five years after the end of the fiscal year in which the reports were made;

•	A list of the names of persons who are currently, or within the past five years were, access persons1 and as required pursuant to Rule 17j-1(f) under the Investment Company Act;

[1]	An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:
(a)	has access to non-public information regarding any Account’s purchase or sale of securities or non-public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or
(b)	is involved in making securities recommendations to the Accounts, or has access to such recommendations that are non-public.

•
A record of any decision and supporting reasons for approving the acquisition of securities by employees in initial public offerings and/or limited offerings (i.e., private placements) for at least five years after the end of the fiscal year in which approval was granted.

6.2	Disclosure and Availability

The Firm is required to include a description of the Code in Part 2A of the Firm’s Form ADV. The Chief Compliance Officer will ensure that a proper description of the Code is included in the Form ADV, Part 2A. The Chief Compliance Officer will also coordinate the distribution of the Code to any investors or potential investors who request a copy.

EXHIBIT 1

INVESTMENT PRE-CLEARANCE FORM

To:	Chief Compliance Officer
From:
Date:
Subject:	Securities Transaction Request

As required by the Code of Ethics (the “Code”) of Corsair Capital Management, L.P. (the “Firm”), I hereby request the Firm’s approval for the proposed securities transaction described below. (Note - The Firm’s approval is not required for investments in any of the securities and financial instruments set forth in Section 1.3(f)(i) through (v) of the Code, including open-end mutual funds, certificates of deposit, or federal government obligations.)

EMPLOYEE NAME: (Please Print) ________________________________________________

Account No. _________________   Brokerage Firm: ____________________________

Account Holder’s Name: (If different than employee)  _________________________________

Relationship to employee (e.g., spouse, child, dependent or other related persons): ___________

1.     Date: _________________________

If transaction is a SELL, date securities purchased ______________________________

2.     Security Type: _____ Common _____Bond _____Option _____Other

3.     Security Name or Symbol: __________________________

4.     Security Description: __________________________

5.     Transaction type: _____BUY _____SELL _____SELL SHORT

6.     Size of Proposed Transaction: Number of Shares, Bonds or Other _________________

7.     Do you have non-public information regarding the issuer of this security or this trade?

EXHIBIT 1-1

EXHIBIT 2

INITIAL HOLDINGS REPORT (PAGE 1)

Employee name

Date:

Brokerage Accounts

Account Holder’s Name and Relationship to Employee (if not Employee)	Broker Name	Account Number	Account Holder’s Address	AccountHolder’s Phone/Fax/Email Contact

Other information

EXHIBIT 2-1

HOLDINGS REPORT (PAGE 2)

Below is a list of all securities currently beneficially owned by me or immediate family members living in my household and accounts for which I have investment discretion.

Name of Holder of Securities and Relationship to Employee (if not Employee)	Name and Type of Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

I hereby certify that the information contained in this report is accurate and that listed above are all accounts and securities covered by Section 1.3.

Employee Signature

EXHIBIT 2-2

EXHIBIT 3

INVESTMENT ADVISORY CODE OF ETHICS
ACKNOWLEDGMENT FORM

I, _______________, an employee of Corsair Capital Management, L.P. (the “Firm”), hereby confirm as follows:

1.     I have received a copy of the Code of Ethics (the “Code”) of the Firm. I also acknowledge that I have read, understand, and agree to abide by the procedures contained in the Code.

2.     Any questions I may have had on the policies and procedures contained in the Code have been answered by the Firm’s Chief Compliance Officer.

3.     I  have read and understand, and agree to abide by, the terms of the Firm’s employee trading policy, which is contained in the Code.

Please complete and submit this Acknowledgment Form to the Firm’s Chief Compliance Officer through Compliance11 within 5 days of receipt.

Date
Signed

Print Name

EXHIBIT 3-1